EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 as filed on April 16, 2024 of our report dated November 14, 2022, on the consolidated financial statements of Pure Cycle Corporation, relating to the financial statements of Pure Cycle Corporation as of and for the year ended August 31, 2022.

/s/ Plante & Moran, PLLC

Broomfield, Colorado

April 16, 2024